SECURITIES AND EXCHANGE COMMISSION



                     WASHINGTON, D.C.  20549



                             FORM 8-K



                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported) July 15, 1997



                    THE HERTZ CORPORATION
      (Exact name of registrant as specified in its charter)


       Delaware                   1-7541         13-1938568
(State or other jurisdiction   (Commission     (I.R.S. Employer
     of incorporation)         File Number)   Identification No.)



225 Brae Boulevard, Park Ridge, New Jersey            07656-0713
 (Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code (201) 307-2000




                         Not Applicable
  (Former name or former address, if changed since last report)




                       Page 1 of  7  pages.
                The Exhibit Index is on page  3 .

Item 5. Other Events.

   On July 15, 1997, The Hertz Corporation issued a press release with respect to its second quarter 1997 earnings and changes in officers and the election of new directors.

   A copy of such press release is attached as Exhibit 99 hereto and incorporated herein by reference.


Item 7. Financial Statements and Exhibits.


   (c)  EXHIBITS.

       The following Exhibit is filed as part of this Report.

       99 Press release relating to second quarter 1997 earnings and changes in officers and the election of new directors.




                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     THE HERTZ CORPORATION
                                         (Registrant)




                          By:   /s/ Richard J. Foti
                                 Richard J. Foti
                                 Staff Vice President
                                     and Controller
                                 (Principal Accounting Officer)

Dated:  July 16, 1997



                          Exhibit Index




Exhibit No.                  Description                  Page


     99            Press release relating to second       4 - 7
                   quarter 1997 earnings and changes
                   in officers and the election of new
                   directors

FOR IMMEDIATE RELEASE               CONTACT: Joe Russo
                                             (201) 307-2486



     HERTZ EARNS RECORD $53.9 MILLION FOR SECOND QUARTER;
       NAMES NEW CFO AND NEW EQUIPMENT RENTAL PRESIDENT;
                 ELECTS TWO NEW BOARD MEMBERS


PARK RIDGE, NJ, July 15, 1997 -- The Hertz Corporation, the world's largest car rental company and the largest domestic industrial and construction equipment rental business, reported record earnings of $53.9 million for the second quarter of 1997 or $0.50 per share, up 36.3 percent from the $39.5 million or $0.36 per share earned in the same period last year. The increase for the second quarter of 1997 reflected continued strong performance in the domestic car rental market.

     Net income for the first half of 1997 was $73.6 million, up 52 percent from $48.3 million earned in the first half of 1996.

     Hertz Chairman and Chief Executive Officer Frank A. Olson said, "We continue to be encouraged by the ownership changes in the domestic car rental industry that have focused attention on the fundamentals of the business and created an atmosphere conducive to profitable growth."

HERTZ SECOND QUARTER RESULTS - Page 2

     Hertz, which underwent an initial public offering of just under 20 percent of the company's common stock on April 25, 1997, achieved record revenues of $976.3 million in the second quarter of 1997, up $64.9 million from the same period last year. Before accounting for the effect of foreign exchange, the revenue increase was $81 million or 9 percent.

     Revenues from worldwide car rental operations were $864.5 million in the second quarter of 1997, up $49.1 million from the second quarter of 1996, or before foreign exchange impact, $881.9 million, up $64.8 million.
Contributing to this performance were increased domestic car rental transaction volume and continued upward movement in domestic car rental pricing.

     Revenues from industrial and construction equipment rental of $105.0 million in the second quarter of 1997 increased $12.7 million over the second quarter last year, primarily as a result of increased volume attributable to the opening of 13 new domestic equipment rental locations during the first half of 1997 and increased penetration of the industrial equipment rental market.

                    NEW OFFICERS ANNOUNCED

     At the same time, it was announced that Hertz Executive Vice President and Chief Financial Officer William Sider will retire in 1998 and that Paul J. Siracusa, Vice President, Finance and Chief Financial Officer, Hertz International, Ltd., has been elected Executive Vice President and named
Chief Financial Officer for the Corporation, effective August 1, 1997.
Mr. Siracusa has been with Hertz since 1969.


HERTZ SECOND QUARTER RESULTS - Page 3

     Gerald A. Plescia, Division Vice President, Field Operations for Hertz Equipment Rental Corporation, has been named President of the equipment rental unit. With HERC since 1991, Mr. Plescia was previously with Hertz' Rent A Car operations for 11 years. Daniel I. Kaplan, President of HERC, will continue as an Executive Vice President of The Hertz Corporation, reporting to the Chairman and Chief Executive Officer.

     "These management changes capitalize on the depth of our management strength and position us well for the future," said Mr. Olson.

                   TWO NEW DIRECTORS ELECTED

     Hertz also announced the election of two new members to its Board of Directors. Louis C. Burnett, Co-founder and Managing Partner of Secura/Burnett Partners, an executive search consulting firm, and Joseph A. Walker, Managing Director and Co-head of the Advisory/Mergers and Acquisitions Department at J.P. Morgan & Co. Incorporated were elected Directors of The Hertz Corporation.

     The Hertz Corporation, headquartered in Park Ridge, N.J., operates from approximately 5,500 locations throughout the U.S. and in approximately 140 foreign countries with a global fleet of 500,000 cars.

                     THE HERTZ CORPORATION
                 CONDENSED STATEMENT OF INCOME
                   (In Thousands of Dollars)
                           Unaudited



                                   Three Months                As % of
                                  Ended June 30,            Total Revenue
                                 1997        1996           1997     1996

 Revenue                       $976,316     $911,401       100.0%   100.0%

 Expenses:
     Direct Operating           452,759      437,214        46.4%    48.0%
     Depreciation of revenue
         earning equipment      245,292      221,539        25.1%    24.3%

     Selling, General and
         Administrative         106,876      108,388        10.9%    11.9%

     Interest - net              78,284       74,976         8.0%     8.2%

        Total expenses          883,211      842,117        90.5%     92.4%

 Income before income taxes      93,105       69,284         9.5%      7.6%

 Income taxes                    39,204       29,739         4.0%      3.3%

 Net income                    $ 53,901     $ 39,545         5.5%      4.3%

 Net income per share          $   0.50     $   0.36